UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  April 12, 2010

NTN BUZZTIME, INC.
 (Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 12, 2010, we appointed Michael Bush, currently a member of our Board of Directors, as our Chief Executive Officer and President.  Mr. Bush will remain active on our Board, but will resign from the Audit and Nominating and Corporate Governance/Compensation committees effective April 12, 2010. We issued a press release, a copy of which is filed as an exhibit to this report, regarding the foregoing.

Mr. Bush, age 49, has served on our board since September 2009 and joins the Company with over 23 years executing business growth strategies and building sustainable shareholder value, most recently as President and Chief Executive Officer of 3 Day Blinds Corporation, a position he held from September 2007 to April 2010.  Prior to 3 Day Blinds, from December 2003 to February 2007, Mr. Bush served as President and Chief Executive of Anchor Blue Retail Group, a 175 store chain of youth oriented apparel stores and served as President and Chief Executive Officer of Levi’s and Dockers’ Outlets by MOST, an 80 store chain of outlet stores selling Levi Strauss & Company apparel in outlet malls.  From February 2000 to May 2002, Mr. Bush was President and Chief Executive of Bally North America, a member of the board of directors of Bally International AG, the parent company for Bally, and Senior Vice President of Global Re-engineering.  Prior to Bally, Mr. Bush was Chief Operating Officer and Executive Vice President of Movado Group, Inc., a publicly traded global manufacturer and marketer of wristwatches.  Mr. Bush joined Movado from Ross Stores where he served as Senior Vice President of strategic planning, business development and marketing.  Mr. Bush currently serves as a director of Ross Stores (ROST), a Fortune 500 company, and Technoserve, a global not-for-profit enterprise. Mr. Bush also joins 3 Day Blinds’ board of directors effective upon his resignation as President and Chief Executive Officer of 3 Day Blinds.  He is a graduate of Dartmouth College and the Stanford Graduate School of Business.

On April 12, 2010, we entered into an employment agreement with Mr. Bush.  The agreement provides that Mr. Bush’s employment is “at will” and he will receive an annual base salary of $375,000.  He will be eligible to receive a cash bonus of up to 50% of his base salary, based on achievement of specified corporate performance targets.  A portion of Mr. Bush’s 2010 target bonus will be guaranteed in the amount of $50,000 payable pursuant to the terms of our Executive Incentive Plan.  The board may in its sole discretion award an incentive bonus of up to 100% of Mr. Bush’s base salary for demonstrated extraordinary performance.  Mr. Bush will be eligible to receive a $25,000 retention bonus payable upon the completion of six (6) months of continued employment.

In connection with the commencement of Mr. Bush’s employment, and subject to shareholder approval of our 2010 Performance Incentive Plan (the “2010 Plan”) at our 2010 annual meeting of stockholders, we will grant Mr. Bush an option to purchase 1,750,000 shares of our common stock, subject to the terms of the 2010 Plan and our standard form of stock option agreement for executive employees.  Mr. Bush will also be eligible for a one-time anniversary option grant on or about the completion of twelve (12) months of continued employment in the amount of 500,000 shares of our common stock in accordance with the 2010 Plan.  Subject to Mr. Bush’s continued service to the Company, each of the option grants shall become vested as to 25% of the total number of shares of common stock on the first anniversary of the award date.  The remaining 75% of the total number of shares of common stock shall become vested in 36 substantially equal monthly installments thereafter.  Upon the occurrence of a change in control, vesting shall automatically accelerate with respect to 50% of the then unvested portion of the options, and our board may, in its discretion, accelerate vesting with respect to the remaining portion of unvested options.

Mr. Bush will be entitled to health and life insurance and other benefits generally available to our employees.  In the event Mr. Bush’s employment with us is terminated without cause, we will pay, as severance pay, an amount equal to the sum of one (1) month of severance for every two (2) months he has been employed up to a maximum of six (6) months calculated at his base salary rate in effect on the date of termination, which shall be payable in substantially equal installments on a bi-weekly basis over the payment period.  If Mr. Bush’s employment is terminated with cause, he will not be entitled to any severance benefits.

The foregoing description of Mr. Bush’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which will be filed with our periodic report for the applicable period.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press Release dated April 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

BY:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

Date:  April 15, 2010